Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2007

THE WALT DISNEY COMPANY REPORTS HIGHER THIRD QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for the third quarter and nine months ended June 30, 2007. Diluted earnings per share (EPS) from continuing operations for the third quarter increased 14% to $0.58, compared to $0.51 in the prior-year quarter. Higher earnings for the quarter were driven by double-digit growth in operating income at the Media Networks, Parks and Resorts and Consumer Products segments. Net income for the prior-year quarter was favorably impacted by a $30 million net benefit associated with the completion of the Pixar acquisition ($0.01 per share). As discussed below, the Company completed the spin-off of its ABC Radio business during the quarter, and results from that business are now reflected as discontinued operations for both the current and prior-year periods.

“We’ve again achieved strong results by focusing on doing what we do best; building high-quality creative franchises across multiple platforms and multiple markets,” said Disney president and chief executive Robert A. Iger.

The following table summarizes the third quarter and nine-month results for fiscal 2007 and 2006 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	June 30, 2007	July 1, 2006	Change	June 30, 2007	July 1, 2006	Change
Revenues	$9,045	$8,474	7%	$26,580	$25,095	6%
Segment operating income (1)	$2,289	$1,999	15%	$6,009	$4,762	26%
Income from continuing operations	$1,196	$1,095	9%	$3,791	$2,532	50%
Diluted EPS from continuing operations	$0.58	$0.51	14%	$1.80	$1.25	44%
Cash provided by continuing operating activities	$1,127	$1,456	(23)%	$3,825	$3,575	7%
Free cash flow (1)	$687	$1,149	(40)%	$2,839	$2,808	1%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.

Results for the current nine-month period included gains on sales of the Company’s interests in E! Entertainment and Us Weekly totaling $1.1 billion ($657 million after-tax or $0.31 per share) and an equity-based compensation plan modification charge of $48 million ($30 million after-tax or $0.01 per share) associated with the ABC Radio transaction, all of which were recognized in the first quarter of fiscal 2007.

In addition to the gain related to the Pixar acquisition, the prior-year nine-month period also included gains on sales of a Spanish cable equity investment and Discover Magazine totaling $70 million ($44 million after-tax or $0.02 per share), both of which were recognized in the first quarter of fiscal 2006.

Collectively, these items increased EPS for the current and prior-year nine-month periods by $0.30 and $0.04, respectively. Excluding these items, EPS from continuing operations in the current nine-month period increased 24% to $1.50 from $1.21 in the prior-year nine-month period.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-months segment operating results for fiscal 2007 and 2006 (in millions). Operating results of the ABC Radio business are reported as discontinued operations for the current and prior-year periods and therefore have been excluded from these segment results.

	Quarter Ended			Nine Months Ended
	June 30, 2007	July 1, 2006	Change	June 30, 2007	July 1, 2006	Change
Revenues:
Media Networks	$3,817	$3,594	6%	$11,026	$10,559	4%
Parks and Resorts	2,904	2,730	6%	7,839	7,383	6%
Studio Entertainment	1,775	1,705	4%	5,958	5,524	8%
Consumer Products	549	445	23%	1,757	1,629	8%

	$9,045	$8,474	7%	$26,580	$25,095	6%

Segment operating income:
Media Networks	$1,358	$1,105	23%	$3,220	$2,630	22%
Parks and Resorts	621	549	13%	1,280	1,138	12%
Studio Entertainment	192	240	(20)%	1,031	515	100%
Consumer Products	118	105	12%	478	479	—

	$2,289	$1,999	15%	$6,009	$4,762	26%

Media Networks

Media Networks revenues for the quarter increased 6% to $3.8 billion and segment operating income increased 23% to $1.4 billion. The following table provides further detail of Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 30, 2007	July 1, 2006	Change	June 30, 2007	July 1, 2006	Change
Revenues (1):
Cable Networks	$2,305	$2,206	4%	$6,372	$5,914	8%
Broadcasting	1,512	1,388	9%	4,654	4,645	—

	$3,817	$3,594	6%	$11,026	$10,559	4%

Segment operating income (1):
Cable Networks	$1,063	$975	9%	$2,487	$2,165	15%
Broadcasting	295	130	>100%	733	465	58%

	$1,358	$1,105	23%	$3,220	$2,630	22%

(1)

Operating results of the ESPN Radio and Radio Disney network and stations businesses are now reported within Cable Networks in the Media Networks segment for the current and prior periods. Previously, the Company’s radio businesses were reported within Broadcasting in the Media Networks segment.

Cable Networks

Operating income at Cable Networks increased $88 million to $1.1 billion for the quarter primarily due to growth at ESPN and at the domestic Disney/ABC Cable Networks. The growth at ESPN was driven by higher affiliate revenues due to contractual rate increases and subscriber growth, partially offset by decreased recognition of previously deferred revenues related to annual programming commitments. Operating income at ESPN also benefited from lower costs associated with mobile phone operations, which have transitioned to a licensing model since the prior-year period. During the quarter, ESPN recognized $49 million of previously deferred revenues compared to $106 million in the prior-year quarter. The remaining deferred revenues totaling $359 million as of the end of the current quarter are expected to be recognized in the fourth quarter of the fiscal year compared to $171 million of deferred revenues which were recognized in the fourth quarter of the prior year. Increased operating income at the domestic Disney/ABC Cable Networks reflected higher affiliate and advertising revenues. Growth in affiliate revenues was primarily due to higher contractual rates and subscriber growth.

Broadcasting

Operating income at Broadcasting increased $165 million to $295 million for the quarter primarily due to strong sales of ABC Studios productions, lower programming and production costs, including a decrease in the number of pilot productions, and higher advertising revenue at the ABC Television Network. These increases were partially offset by increased costs associated with the Disney-branded mobile phone service. The growth at ABC Studios reflected higher international, domestic syndication and DVD sales led by Lost, Desperate Housewives and Scrubs. Increased advertising revenues at the ABC Television Network were due to higher advertising rates and higher sold inventory, partially offset by the impact of lower ratings.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 6% to $2.9 billion and segment operating income increased 13% to $621 million. Higher segment operating income reflected increases at Walt Disney World and Disneyland Resort.

Higher operating income at Walt Disney World was due to increased guest spending and higher attendance, partially offset by higher operating costs. Guest spending increases were due to higher average daily room rates and higher merchandise sales. Increased operating costs were driven by labor cost inflation and new guest offerings, partially offset by lower pension and postretirement medical expense and decreased marketing costs.

Higher operating income at Disneyland Resort was due to increased guest spending, primarily due to higher average ticket prices, partially offset by higher operating costs. Cost increases at Disneyland Resort were due to labor cost inflation and new guest offerings, partially offset by lower pension and postretirement medical expense.

Studio Entertainment

Studio Entertainment revenues for the quarter increased 4% to $1.8 billion and segment operating income decreased 20% to $192 million. Lower segment operating income was primarily due to a decrease in worldwide home entertainment partially offset by an increase in international theatrical distribution.

The decrease in worldwide home entertainment was primarily due to lower DVD sales, reflecting the strong performance of The Chronicles of Narnia: The Lion, The Witch and The Wardrobe in the prior-year quarter.

The improvement in international theatrical distribution was driven by the strong performance of Pirates of the Caribbean: At World’s End in the current quarter. At domestic theatrical distribution, the strong performance of Pirates of the Caribbean: At

World’s End was offset by higher distribution costs driven by marketing expenses for Disney/Pixar’s Ratatouille, which was released late in the current quarter.

Consumer Products

Consumer Products revenues for the quarter increased 23% to $549 million and segment operating income increased 12% to $118 million.

Higher segment operating income for the quarter was driven by increased unit volumes at Disney Interactive Studios, higher earned revenues at Merchandise Licensing and by Disney Store North America license royalties, which commenced in the first quarter of fiscal 2007. These gains were partially offset by a higher revenue share with the Studio Entertainment segment, increased marketing and video game development costs at Disney Interactive Studios and higher operating costs at Merchandise Licensing.

Unit volume growth at Disney Interactive Studios reflected the success of the self-published video game based on Pirates of the Caribbean: At World’s End while earned revenues at Merchandise Licensing grew across multiple product categories led by Cars merchandise.

Consumer Products segment revenues generated from recent Studio Entertainment properties are shared with the Studio segment. The increased revenues from Studio properties, primarily Cars and Pirates of the Caribbean, resulted in an increase in this allocation in the current quarter.

OTHER FINANCIAL INFORMATION

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	June 30, 2007	July 1, 2006
Interest expense	$(183)	$(158)
Interest and investment income	40	25

Net interest expense	$(143)	$(133)

Net interest expense increased $10 million driven by higher effective interest rates, partially offset by favorable market value adjustments on certain investments in the current quarter and increased interest income on higher average cash balances.

Income Taxes

The effective income tax rate for the quarter increased to 37.6% from 33.7% in the prior-year quarter. The increase was primarily due to a reduction in the tax benefits realized from an exclusion of certain foreign source income. The prior-year quarter rate also benefited from a non-taxable gain recorded in connection with the Pixar acquisition.

The exclusion of certain foreign source income was repealed on a phase-out basis as part of the American Jobs Creation Act of 2004. No exclusion is available for transactions originating after the first quarter of fiscal 2007.

Radio Disposition

On June 12, 2007, the Company completed the spin-off of its ABC Radio business, which was then merged into a subsidiary of Citadel Broadcasting Corporation (Citadel). The ABC Radio business includes 22 of the Company’s owned radio stations and the ABC Radio Network. As a result of the spin-off, the operating results of the ABC Radio business will be reported as discontinued operations in the current and prior periods. The transaction did not include the Company’s ESPN Radio and Radio Disney network and station businesses.

Summarized financial information for the discontinued operations is as follows (in millions, except per share data):

	Quarter Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Revenues	$109	$146	$372	$406
Income (loss) from discontinued operations before income taxes	(11)	48	51	95
Income (loss) from discontinued operations, net of tax	(18)	30	19	60
Diluted EPS, discontinued operations	(0.01)	0.01	0.01	0.03

Cash Flow

Cash provided by continuing operating activities and free cash flow are detailed below (in millions):

	Nine Months Ended
	June 30, 2007	July 1, 2006	Change
Cash provided by continuing operating activities	$3,825	$3,575	$250
Investments in parks, resorts and other property	(986)	(767)	(219)

Free cash flow (1)	$2,839	$2,808	$31

(1)	Free cash flow is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The Company generated $2.8 billion in free cash flow during the current nine-month period, which was essentially flat compared to the prior-year period as an increase of $250 million in cash provided by operating activities was largely offset by an increase of $219 million in capital expenditures.

The increase in cash provided by operating activities was primarily due to higher operating performance at Studio Entertainment, Parks and Resorts and Media Networks and lower NFL payments, partially offset by higher income tax payments.

The increase in capital expenditures was driven by a deposit on two new cruise ships and new rides and attractions at Disneyland Resort including the Finding Nemo Submarine Voyage.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property from continuing operations by segment are as follows (in millions):

	Nine Months Ended
	June 30, 2007	July 1, 2006
Media Networks	$123	$117
Parks and Resorts:
Domestic	536	385
International	193	182

Total Parks and Resorts	729	567

Studio Entertainment	49	24
Consumer Products	17	8
Corporate	68	51

Total investments in parks, resorts and other property from continuing operations	$986	$767

Depreciation expense from continuing operations by segment is as follows (in millions):

	Nine Months Ended
	June 30, 2007	July 1, 2006
Media Networks
Cable Networks	$66	$64
Broadcasting	70	67

Total Media Networks	136	131

Parks and Resorts
Domestic	594	608
International	226	207

Total Parks and Resorts	820	815

Studio Entertainment	20	20
Consumer Products	13	15
Corporate	100	93

Total depreciation expense from continuing operations	$1,089	$1,074

Share Repurchases

During the first nine months of fiscal 2007, the Company repurchased 151 million shares for $5.2 billion, of which 55 million shares were purchased for $1.9 billion in the third quarter. As of June 30, 2007 the Company had authorization in place to repurchase 374 million additional shares.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	June 30, 2007	Sept. 30, 2006	Change
Current portion of borrowings	$1,947	$2,682	$(735)
Long-term borrowings	11,728	10,843	885

Total borrowings	13,675	13,525	150
Less: cash and cash equivalents	(3,464)	(2,411)	(1,053)

Net borrowings (1)	$10,211	$11,114	$(903)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The total borrowings shown above include $3,426 million and $3,242 million attributable to Euro Disney and Hong Kong Disneyland as of June 30, 2007 and September 30, 2006, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $420 million and $599 million as of June 30, 2007 and September 30, 2006, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share from continuing operations excluding certain items related to dispositions and acquisitions, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or income from continuing operations before income taxes and minority interests as determined in accordance with GAAP. Earnings per share from continuing operations excluding certain items related to dispositions and acquisitions, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share from continuing operations excluding certain items related to dispositions and acquisitions – The Company uses earnings per share from continuing operations excluding certain items related to dispositions and acquisitions to evaluate the performance of the Company’s operations exclusive of the impact of significant dispositions or acquisitions of interests in businesses. During the current nine months, significant impacts included gains on sales of equity investments in E! Entertainment and Us Weekly and a charge related to modification of equity-based compensation plans in connection with the ABC Radio transaction. In the prior nine-month period, significant impacts included gains on sales of a Spanish cable equity investment and Discover Magazine and a net gain associated with the completion of the Pixar acquisition. The Company believes that earnings per share from continuing operations exclusive of these impacts is useful to investors, particularly where the impact of those items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale and acquisition of interests in businesses from the impact of the operations of the business. The following table reconciles reported earnings per share from continuing operations to earnings per share from continuing operations excluding certain items related to dispositions and acquisitions:

	Nine Months Ended
	June 30, 2007	July 1, 2006	Change
Diluted EPS from continuing operations as reported	$1.80	$1.25	44%
Exclude:
Gains on sales of equity investments and business	(0.31)	(0.02)	nm
Equity-based compensation plan modification charge	0.01	—	nm
Non-taxable gain on deemed termination of Pixar distribution agreement	—	(0.02)	nm
Impairment of Pixar related sequel projects	—	0.01	nm

Diluted EPS from continuing operations excluding certain items related to dispositions and acquisitions (1)	$1.50	$1.21	24%

(1)	Diluted EPS from continuing operations excluding certain items related to dispositions and acquisitions may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by continuing operating activities less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to income from continuing operations before income taxes and minority interests is as follows (in millions):

	Quarter Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Segment operating income	$2,289	$1,999	$6,009	$4,762
Corporate and unallocated shared expenses	(115)	(120)	(352)	(359)
Amortization of intangible assets	(4)	(3)	(10)	(8)
Equity-based compensation plan modification charge	—	—	(48)	—
Gains on sales of equity investments and business	—	—	1,052	70
Restructuring and impairment (charges) and other credits, net	—	18	—	18
Net interest expense	(143)	(133)	(430)	(441)

Income from continuing operations before income taxes and minority interests	$2,027	$1,761	$6,221	$4,042

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, August 1, 2007, at 1:30 PM PST/4:30 PM EST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 15, 2007 at 4:00 PM PST/7:00 PM EST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments;

•	technological developments; and

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 and in subsequent reports on Form 10-Q under Item 1A, “Risk Factors”.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Revenues	$9,045	$8,474	$26,580	$25,095
Costs and expenses	(7,022)	(6,734)	(21,370)	(21,055)
Gains on sales of equity investments and business	—	—	1,052	70
Restructuring and impairment (charges) and other credits, net	—	18	—	18
Net interest expense	(143)	(133)	(430)	(441)
Equity in the income of investees	147	136	389	355

Income from continuing operations before income taxes and minority interests	2,027	1,761	6,221	4,042
Income taxes	(762)	(593)	(2,353)	(1,409)
Minority interests	(69)	(73)	(77)	(101)

Income from continuing operations	1,196	1,095	3,791	2,532
Income (loss) from discontinued operations, net of tax	(18)	30	19	60

Net income	$1,178	$1,125	$3,810	$2,592

Diluted Earnings per share:
Earnings per share, continuing operations (1)	$0.58	$0.51	$1.80	$1.25
Earnings per share, discontinued operations	(0.01)	0.01	0.01	0.03

Earnings per share (1) (2)	$0.57	$0.53	$1.81	$1.28

Basic Earnings per share:
Earnings per share, continuing operations	$0.60	$0.53	$1.87	$1.28
Earnings per share, discontinued operations	(0.01)	0.01	0.01	0.03

Earnings per share	$0.59	$0.54	$1.88	$1.31

Weighted average number of common and common equivalent shares outstanding:
Diluted	2,070	2,147	2,115	2,045

Basic	1,982	2,071	2,027	1,978

(1)

The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes and adds back interest expense (net of tax) of $5 million and $16 million for the quarter and nine months ended June 30, 2007, respectively, and $5 million and $16 million for the quarter and nine months ended July 1, 2006, respectively.

(2)	Earnings per share may not equal the sum of the column due to rounding.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except per share data)

	June 30, 2007	Sept. 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$3,464	$2,411
Receivables	5,139	4,707
Inventories	608	694
Television costs	512	415
Deferred income taxes	588	592
Other current assets	507	743

Total current assets	10,818	9,562
Film and television costs	4,967	5,235
Investments	934	1,315
Parks, resorts and other property, at cost
Attractions, buildings and equipment	29,703	28,843
Accumulated depreciation	(14,721)	(13,781)

	14,982	15,062
Projects in progress	929	913
Land	1,154	1,192

	17,065	17,167
Intangible assets, net	2,438	2,907
Goodwill	22,015	22,505
Other assets	1,430	1,307

	$59,667	$59,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,137	$5,917
Current portion of borrowings	1,947	2,682
Unearned royalties and other advances	2,461	1,611

Total current liabilities	9,545	10,210
Borrowings	11,728	10,843
Deferred income taxes	2,451	2,651
Other long-term liabilities	3,184	3,131
Minority interests	1,202	1,343
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.6 billion shares at June 30, 2007 and 2.5 billion shares at September 30, 2006	23,990	22,377
Retained earnings	23,926	20,630
Accumulated other comprehensive income (loss)	18	(8)

	47,934	42,999
Treasury stock, at cost, 586.9 million shares at June 30, 2007 and 436.0 million shares at September 30, 2006	(16,377)	(11,179)

	31,557	31,820

	$59,667	$59,998

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Nine Months Ended
	June 30, 2007	July 1, 2006
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net income	$3,810	$2,592
Income from discontinued operations	(19)	(60)
Depreciation and amortization	1,099	1,082
Gains on sales of equity investments and business	(1,052)	(70)
Deferred income taxes	(189)	(135)
Equity in the income of investees	(389)	(355)
Cash distributions received from equity investees	339	361
Minority interests	77	101
Net change in film and television costs	191	444
Equity-based compensation	308	277
Other	(112)	(133)
Changes in operating assets and liabilities:
Receivables	(508)	(139)
Inventories	85	(8)
Other assets	96	46
Accounts payable and other accrued liabilities	(331)	(310)
Income taxes	420	(118)

Cash provided by continuing operating activities	3,825	3,575

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Investments in parks, resorts and other property	(986)	(767)
Sales of investments	4	1,073
Proceeds from sales of equity investments and business	1,530	81
Acquisitions	(231)	(34)
Proceeds from sales of fixed assets and other	88	6

Cash provided by continuing investing activities	405	359

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Commercial paper borrowings, net	1,680	1,381
Borrowings	1,632	448
Reduction of borrowings	(1,916)	(1,724)
Dividends	(637)	(519)
Repurchases of common stock	(5,198)	(4,056)
Equity partner contribution	—	48
Exercise of stock options and other	1,158	629

Cash used by continuing financing activities	(3,281)	(3,793)

CASH FLOWS OF DISCONTINUED OPERATIONS
Net cash provided by operating activities of discontinued operations	29	74
Net cash used in investing activities of discontinued operations	(3)	(3)
Net cash provided by financing activities of discontinued operations	78	18

Increase in cash and cash equivalents	1,053	230
Cash and cash equivalents, beginning of period	2,411	1,723

Cash and cash equivalents, end of period	$3,464	$1,953